Exhibit 4.4

                             COMPENSATION AGREEMENT

     This Compensation Agreement is dated as of March 30, 2003 between FullCircle Registry, a Nevada corporation (the "Company") and James Reskin ("Consultant").

     WHEREAS, the Company has requested the Consultant to provide the Company with management services in connection with their business, and the Consultant has agreed to provide the Company with such management services; and

     WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1. The Company will issue 220,279 shares of the Company's common stock, $.001 par value per share, to the Consultant. The shares to be issued shall represent services provided by the Consultant for a period of three (3) months from the date of this agreement. The shares shall be distributed upon execution of this agreement.

     2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 60 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            FULLCIRCLE REGISTRY, INC.
                                            ____________________________________
                                            W. Garriott Baker
                                            President and Chairman of the Board


                                            CONSULTANT


                                            ____________________________________
                                            James Reskin